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                                                                    EXHIBIT 11.1


                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE

                                                             For the three months ended
                                                                     March 31,
                                                            ---------------------------
                                                                1999            1998
                                                            ----------      -----------
Actual weighted average shares
  outstanding for the period                                 9,471,875       13,319,528

Dilutive common and preferred stock, options and
  warrants using the treasury stock method(1)                       --               --
                                                            ----------      -----------

 Total shares used in per share calculations                 9,471,875       13,319,528
                                                            ----------      -----------

 Net loss                                                   $ (696,115)     $(1,209,205)
                                                            ----------      -----------


 Basic and diluted net loss per share                       $    (0.07)     $     (0.09)
                                                            ==========      ===========

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(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.